Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No.’s 333-287925, 333-290117, 333-274439, 333-236330, 333-136618, 333-140546, 333-142846, 333-146106, 333-149788, 333-207205, 333-215729, 333-217768, 333-224300, 333-240314 and 333-248543) and Form S-8 (File No.’s 333-128488, 333-158232, 333-216145, 333-225790, 333-240316 and 333-251029) of our report dated March 31, 2025 (except for the Reverse Stock Split effective as of June 26, 2025 described in Note 1, as to which the date is March 30, 2026), with respect to the consolidated financial statements of StableX Technologies, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

New York, NY

March 30, 2026